EXHIBIT 5.7

CONSENT

Reference is made to the Technical Report entitled “NorthMet Project Form NI 43-101F1 Technical Report” (the “Technical Report”) with effective date March 26, 2018.

In connection with the filing of PolyMet Mining Corp.’s preliminary short form prospectus, dated May 6, 2019, all supplements thereto and all documents incorporated by reference therein (collectively, the “Prospectus”) and the registration statement on Form F-10, dated May 6, 2019, and any amendments thereto including any post-effective amendments (collectively, the “Registration Statement”), I, Art S. Ibrado, consent to the use of my name in the report, or portions thereof in the Prospectus and Registration Statement and to the inclusion or incorporation by reference of information derived from the Report in the Prospectus and Registration Statement.

Dated this 6th day of May, 2019.	/s/ Art S. Ibrado
Name: Art S. Ibrado